NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 9, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of Capitol Acquisition Corp.,
Common Stock, $.0001 par value, and Units, each consisting of one Common Stock and one
Warrant is being effected because the Exchange knows or is reliably informed that on October 28, 2009 the instruments representing the securities comprising the entire
class of this security came to
evidence, by operation of law or
otherwise, other securities in
substitution therefore and
represent no other right except,
if such be the fact, the right
to receive an immediate cash payment.

The merger between Capitol Acquisition
Corp. and Two Harbors Investment Corp.
 became effective on October 28, 2009.
Each share of Common Stock of Capitol
Acquisition Corp. was converted for one share
 of Two Harbors Investment Corp. Common
Stock.

The security was suspended by the
Exchange on October 28, 2009.